EXHIBIT 5.1

November 3, 2009

Board of Directors

Merck & Co., Inc.

One Merck Drive

Whitehouse Station, NJ 08889-0100

Re: Merck & Co., Inc. — Common Stock

Ladies and Gentlemen:

I am the Senior Vice President, Secretary and Assistant General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Corporation”), and in such capacity have acted as counsel for the Corporation in connection with the proposed registration under the Securities Act of 1933, as amended, (i) of up to 203,439,000 shares of the Common Stock, $0.50 par value (the “Common Stock”), for the MSD 2007 Incentive Stock Plan; (ii) of up to 1,085,000 shares of the Common Stock for the Merck & Co., Inc. 2006 Non-Employee Directors Stock Option Plan; (iii) of up to 65,830,000 shares of the Common Stock for the MSD 2004 Incentive Stock Plan; (iv) of up to 91,110,000 shares of the Common Stock for the MSD 2001 Incentive Stock Plan; (v) of up to 227,000 shares of the Common Stock for the Merck & Co., Inc. 2001 Non-Employee Directors Stock Option Plan; (vi) of up to 37,000 shares of the Common Stock for the Merck & Co., Inc. 1996 Non-Employee Directors Stock Option Plan; (vii) of up to 60,000 shares of the Common Stock for the Rosetta Inpharmatics, Inc. 2000 Stock Plan; and (viii) of up to 46,000 shares of the Common Stock for the Rosetta Inpharmatics, Inc. 1997 Stock Plan (the “Plans,” and the shares of the Plans, collectively, the “Shares”) of the Corporation, which may be issued by the Corporation registered pursuant to the Plans, or any successor plans thereto, as such plans or successor plans may be amended from time to time. I have examined such corporate records and other documents, including the Registration Statement on Form S-8 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion.

I am admitted to the Bar of the State of New York. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the Business Corporation Act of the State of New Jersey.

On the basis of the foregoing examination and review, I advise you that, in my opinion:

1.	The Corporation is a corporation duly organized and existing under the laws of the State of New Jersey.

2.	All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares, and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm or corporation for any reason without my prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

By:	/S/ CELIA A. COLBERT
Celia A. Colbert